Exhibit 99.1

For Immediate Release
Investor Relations Contact: Fitzhugh Taylor 203-682-8261 investors@chuys.com

Chuy’s Holdings, Inc. Announces Preliminary First Quarter 2013 Sales Results

Austin, TX — April 8, 2013 — Chuy’s Holdings, Inc. (the “Company”) (NASDAQ: CHUY) today announced preliminary unaudited sales results for its first quarter ended March 31, 2013.

For the first fiscal quarter of 2013, total revenues were approximately $46.7 million, an increase of 24.5% compared to revenues of $37.5 million in the first fiscal quarter of 2012. The Company’s comparable restaurant sales increased approximately 2.3% for the 13-week period ended March 31, 2013 compared to the 13-week period ended April 1, 2012. The increase in comparable sales was driven by a 2.2% increase in average check and a 0.1% increase in average weekly customers.

Due to the inclusion of a 53rd week in fiscal 2012, there is a one-week calendar shift in the comparison of the first fiscal quarter of 2013 ended March 31, 2013, to the first fiscal quarter of 2012 ended March 25, 2012. As a result, our comparable restaurant sales calculation is based on comparing sales in the first fiscal quarter of 2013 to sales in the corresponding calendar period of 2012. Sales for the same 27 restaurants in the comparable restaurant base in the fiscal first quarter ended March 31, 2013 increased 1.0% compared to the first fiscal quarter of 2012 ended March 25, 2012.

Preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. The Company expects to release financial and operating results for its first quarter ended March 31, 2013 during the week of May 6th.

About Chuy’s

Founded in Austin, Texas in 1982, Chuy’s owns and operates 41 full-service restaurants across eight states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including our newest locations, please visit Chuys.com. For the nearest location or a complete menu, visit the Chuy’s website at www.chuys.com.

Definition of Comparable Restaurants

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.

Forward-Looking Statements

Statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or the Company’s effective tax rate, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements except as required by law.